Exhibit 8.1

Form of Federal Tax Opinion of Luse Gorman, PC

LUSE GORMAN, PC

Attorneys at Law

5335 Wisconsin Avenue, N.W., Suite 780

Washington, D.C. 20015

Telephone (202) 274-2000

Facsimile (202) 362-2902

www.luselaw.com

FORM OF FEDERAL TAX OPINION

__________, 2015

Board of Directors

Oneida Financial Corp.

182 Main Street

Oneida, New York 13421

Re:	U.S. Federal Tax Consequences of the Merger of Oneida Financial Corp. with and into Community Bank System, Inc.

To the Members of the Board of Directors:

You have requested an opinion as to the United States Federal income tax consequences of the following proposed transaction, pursuant to the Agreement and Plan of Merger by and between Oneida Financial Corp, a Maryland corporation (“Oneida Financial”) and Community Bank System, Inc., a Delaware corporation (“CBSI”), dated as of February 24, 2015 (referred to herein as the “Merger Agreement”). Section 6.1(f) of the Merger Agreement provides that a condition to closing of the Merger (as defined below) is the receipt by Oneida Financial of an opinion by Luse Gorman, P.C. that the Merger will be treated for Federal income tax purposes as a reorganization qualifying under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), which shall be provided as of the effective date of CBSI’s Registration Statement on Form S-4 filed with the SEC and the Closing Date of the Merger. The terms used but not defined herein, whether capitalized or not, will have the same meaning as in the Merger Agreement.

Pursuant to the Merger Agreement, Oneida Financial will merge with and into CBSI, with CBSI as the resulting or surviving corporation in accordance with Federal law and the laws of the States of Maryland and Delaware (the “Merger”). Following the Merger, the separate existence of Oneida Financial will cease and all respective assets, liabilities, rights, franchises and interests of Oneida Financial will be vested in and assumed by CBSI, as the Surviving Corporation. As of the effective time of the Merger (the “Effective Time”), the following will occur:

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(a)	All shares of Oneida Financial common stock (other than shares held in a fiduciary capacity) owned by any subsidiary of Oneida Financial, CBSI or any subsidiary of CBSI immediately prior to the Effective Time will, at the Effective Time, be cancelled and no payment or distribution will be made in consideration therefor.

(b)	Each share of Oneida Financial common stock outstanding immediately prior to the Effective Time (except for shares of Oneida Financial common stock canceled pursuant to paragraph (a) above) will be converted into the right to receive from CBSI at the election of the holder thereof either: (i) 0.5635 shares of CBSI (the “Stock Consideration”), (ii) $20.00 in cash (the “Cash Consideration), or (iii) a combination of both cash and common stock provided 60% of the shares of Oneida Financial common stock held by the person making the election are exchanged for CBSI common stock and 40% of the shares of Oneida Financial common stock held by the person making the election are exchanged for cash. The foregoing election alternatives are subject to the overall allocation requirements and pro ration processes to ensure that 60% of the outstanding shares of Oneida Financial common stock will be converted into Stock Consideration and the remaining outstanding shares of Oneida Financial common stock will be converted into Cash Consideration. No fractional shares of CBSI common stock shall be issued as a result of the Merger. In lieu of fractional shares, each holder of Oneida Financial common stock who would otherwise be entitled to a fraction of a share of CBSI common stock upon the surrender of Oneida Financial common stock shall be paid a cash payment equal to such fraction multiplied by $20.00.

This opinion does not address the state and local tax consequences of the transactions contemplated by the Merger Agreement. Nor does this opinion address foreign laws or other areas of United States federal taxation other than federal income tax. For purposes of this opinion, we have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of the Merger Agreement and such other documents as we have deemed necessary or appropriate in order to enable us to render the opinions below, including the Registration Statement on Form S-4 (as amended through the date hereof, the “Registration Statement,” which reference will include the proxy statement of Oneida Financial and the prospectus of CBSI). In our examination, we have assumed the genuineness of all signatures where due execution and delivery are requirements to the effectiveness thereof, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such copies. In rendering the opinion set forth below, we have relied, with the consents of CBSI and of Oneida Financial, upon certain written representations of each of the parties hereto (which representations we have neither investigated nor verified). For purposes of rendering this opinion, we have assumed that all relevant statements in the Merger Agreement, Registration Statement and written representations of the parties, including those made “to the best knowledge of” or similarly qualified, are true, complete and correct and will remain true, complete and correct at all times up to and including the Effective Time. We have also assumed that the parties have complied with and, if applicable, will continue to comply with, the relevant covenants contained in the Merger Agreement. Our opinion may not be relied upon and may be invalid if any assumption described above is untrue for any reason.

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In rendering our opinion, we have considered the applicable provisions of the Code, Treasury Regulations, pertinent judicial authorities, interpretative rulings of the Internal Revenue Service and such other authorities as we have considered relevant. We have also assumed that the transactions contemplated by the Merger Agreement will be consummated strictly in accordance with the Merger Agreement.

OPINION

Based solely upon the above-referenced representations, information and assumptions, and taking into consideration the limitations at the end of this opinion, it is our opinion that under current United States Federal income tax law:

1.	The Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code;

2.	Oneida Financial and CBSI will each be a party to such reorganization within the meaning of Section 368(b) of the Code;

3.	No gain or loss will be recognized by CBSI or Oneida Financial as a result of the Merger (Section 361(a) of the Code) (except for amounts resulting from any required change in accounting methods, any income and deferred gain recognized pursuant to Treasury Regulations under Section 1502 of the Code, or other exceptions as set forth in this opinion);

4.	No gain or loss will be recognized by Oneida Financial stockholders who receive only shares of CBSI common stock in exchange for their shares of Oneida Financial common stock, except that gain or loss will be recognized on receipt of cash, if any, in lieu of fractional shares (Section 354 of the Code);

5.	Each Oneida Financial stockholder’s aggregate tax basis in any shares of CBSI common stock received in the Merger will be same as the aggregate tax basis of the shares of Oneida Financial common stock surrendered in the exchange therefor, decreased by the amount of any cash received and any tax basis allocable to the cash received for fractional shares of CBSI common stock, and increased by the amount of gain recognized by the Oneida Financial stockholder with respect to cash received (Section 358(a) of the Code);

6.	Gain, but not loss, will be recognized by Oneida Financial stockholders on the exchange of Oneida Financial common stock and cash in an amount equal to the lesser of the Oneida Financial stockholder’s gain realized with respect to such exchange or the amount of cash received (Section 356(a) of the Code); and

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7.	Each Oneida Financial stockholder’s holding period in any shares of CBSI common stock received in the Merger will, in each instance, include the period during which the shares of Oneida Financial common stock surrendered in the exchange were held, provided that such shares of Oneida Financial common stock were held as capital assets by the stockholder at the Effective Time (Section 1223(1) of the Code).

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No assurances are or can be given that the Internal Revenue Service or the courts will agree with the foregoing conclusions, in whole or in part, although it is our opinion that they should. While this opinion represents our considered judgment as to the proper Federal income tax treatment to the parties concerned based upon the law as it exists as of the date of this letter, and the facts as they were presented to us, it is not binding on the Internal Revenue Service or the courts. In the event of any change to the applicable law or relevant facts, we would, of necessity, need to reconsider our views. However, we disclaim any undertaking to advise you of any subsequent changes of the matters stated, represented or assumed herein or any subsequent changes in applicable law, regulations or interpretations thereof, or the impact of any such changes on this opinion.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and to the references to our firm name under the headings “Material U.S Tax Consequences of the Merger” and “Legal Matters” in the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended or the rules and regulations of the Securities and Exchange Commission thereunder.

Sincerely,

LUSE GORMAN, PC

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